UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 25, 2014

United States Steel Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219-2800
(Address of principal executive offices)	(Zip Code)

412 433-1121
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)
On February 25, 2014, the Compensation & Organization Committee (the “Committee”) of the Board of Directors amended the Administrative Regulations for the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan to provide that, with respect to the performance awards granted in 2014: (1) the performance period shall be a three year period beginning with the first day of the calendar year, and (2) unless otherwise determined by the Committee, the performance goal shall be based upon either (a) the Corporation’s total shareholder return (TSR) compared to the TSR of the companies in the Corporation’s peer group for the performance period, or (b) the Corporation’s return on capital employed (ROCE) calculated on a weighted average basis for the three year performance period. The weighted average is calculated based on the ROCE achieved in the first, second, and third years of the performance period, weighted at 20%, 30% and 50%, respectively. Prior to the amendment, the performance period commenced on the third business day following the public release of the Corporation’s earnings for the first quarter of the calendar year and relative TSR was the performance goal for all performance awards. Awards are paid in the 2½ month period following the calendar year in which the performance period ends, contingent on the achievement of the performance goals. The Committee also revised the grant agreements for the annual and retention-based performance awards to be consistent with the amended Administrative Regulations and to make certain other clarifying changes to the forms. A copy of the amended Administrative Regulations and the revised grant forms are filed herewith as Exhibits 10.1, 10.2 and 10.3.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Administrative Regulations for the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan, as Amended and Restated, effective February 25, 2014.

10.2	Performance Award Grant Agreement under the 2005 Stock Incentive Plan, as Amended and Restated, effective February 25, 2014.

10.3	Retention Performance Award Grant Agreement under the 2005 Stock Incentive Plan, as Amended and Restated, effective February 25, 2014.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Gregory A. Zovko
Gregory A. Zovko
Vice President & Controller
Dated:    March 3, 2014